Exhibit 10.4

AMENDMENT NUMBER ONE

to the

ELECTRONIC DATA SYSTEMS CORPORATION

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated Effective March 11, 2005)

Section 6.5 of the Electronic Data Systems Corporation Deferred Compensation Plan for Non-Employee Directors (as Amended and Restated Effective March 11, 2005) (the “Plan”) provides that the Board of Directors of Electronic Data Systems Corporation, a Delaware corporation (the “Board”), may amend the Plan at any time. In accordance with that authority, (i) the Board adopted resolutions on December 5, 2006 amending the Plan to clarify the timing of participation in the Plan by new Board members and to provide for pro rated benefits under the Plan for participants who terminate their service as a Board member within the first 24 months of service, and directed the undersigned Vice President, Global Compensation and Benefits of Electronic Data Systems Corporation (the “Vice President”) to sign the amendment on behalf of the Board, and (ii) the Compensation and Benefits Committee of the Board (the “Committee”) adopted resolutions on February 1, 2005 directing the Vice President to take such actions as he deems necessary, desirable and appropriate in connection with changes to the Plan required by the American Jobs Creation Act of 2004 (which added Section 409A to the Internal Revenue Code). In accordance with those directions, the Vice President amends the Plan in the manner set forth below. This is the first amendment to the Plan.

1. The following new Section 2.6 is added to the Plan:

2.6

Compliance with Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code and any regulations or other guidance promulgated thereunder (referred to hereinafter as “Section 409A”). This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Committee without the consent of the affected Participants).

2. The following paragraph (c) is added to Section 3.2:

(c)	A Participant’s elections under Sections 3.2(a) and 3.2(b) shall apply to the Cash Compensation paid and Restricted Stock awarded to the Participant for services performed during the Deferred Compensation Period that immediately follows the applicable deferral election deadline set forth in Section 5.1(c).

3. Paragraph (i) of Section 1.2 is deleted and replaced with the following new paragraph (i):

(i)	“Deferred Compensation Period” means the twelve (12) month period commencing on the date of the Company’s annual meeting for shareholders during a particular calendar year.

4. The second and third sentences of Section 4.1 are deleted and replaced with the following:

If alternative (a) is elected by the Participant, payment will be made or will commence, subject to Section 4.7, on the first day of the calendar month immediately following the date that is five years after the Participant separates from service. If alternative (b) is elected by the Participant, payment will be made or will commence, subject to Section 4.7, on the first day of the calendar month immediately following the date the Participant separates from service.

5. The following two paragraphs are added to Section 4.1:

Notwithstanding anything herein to the contrary, if a Participant is a “Specified Employee” (as such term is defined and determined under the EDS Executive Deferral Plan) on the date of the Participant’s separation from service for any reason other than death, payment of the Participant’s deferred compensation under the Plan shall not be made or shall not commence, as the case may be, under this Section 4.1 until the later of (i) the payment date described in the immediately preceding paragraph or (ii) subject to Section 4.7, the first day of the seventh (7th) calendar month following the calendar month in which the Participant separates from service. In the event the payment date in (ii) applies, the payments that the Participant would otherwise have received had payments started on the alternative (b) payment date shall be paid to the Participant on the date set forth in (ii).

For purposes of this Article IV, the terms “separation from service” and “separates from service” mean termination of the Participant’s status as a Director of the Company where such termination meets the requirements of Treasury Regulation Section 1.409A-1(h)(2).

6. The phrase “within sixty (60) days following” in the first sentence of Section 4.5 and the phrase “within sixty (60) days of” in the third sentence of Section 4.5 are each deleted and replaced with the phrase “on the first day of the calendar month immediately following.”

7. The following sentence is added to the end of Section 4.5:

The provisions of this Section 4.5 are subject to the requirements of Section 4.7.

8. The following new Sections 4.7 and 4.8 are added to the Plan:

4.7	Distribution Delays. The payment of a benefit or the commencement of benefit payments under the Plan shall be made or shall begin on the date specified in the Plan or as soon as administratively practicable thereafter. However, if for administrative or any other reasons there is a delay in the payment or commencement of payments beyond the date specified in the Plan, the payment or commencement of payments shall not be delayed beyond the last day permitted under Section 409A for treating a delayed payment as having been made on the applicable specified payment date.

4.8	Postponed Distributions. Notwithstanding the preceding sections of this Article IV, the Plan will postpone the payment of a Participant’s deferred compensation under the Plan where the Company anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment shall be made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.

9. Effective for separations from service occurring after December 5, 2006, the following new Section 4.9 is added to the Plan:

4.9	Partial Forfeitures. Notwithstanding anything in this Plan to the contrary, a new Participant shall be subject to the following forfeiture rules during the Participant’s first and second Deferred Compensation Periods:

(a)	In the event the new Participant separates from service for any reason other than death or disability prior to the end of his or her initial Deferred Compensation Period, such Participant shall be entitled to receive, in the form and at the time provided by this Article IV, a pro rata portion of his or her Deferred Interest Bearing Account and Phantom Stock Account (adjusted for earnings and losses through the Valuation Date immediately preceding the date of the Participant’s separation from service) based upon the number of full months the Participant served as a member of the Board relative to twelve (12) months (or, if the Participant became an Eligible Director after the commencement of a Deferred Compensation Period, relative to the number of full months between the date the Participant became an Eligible Director and ending on the last day of the Participant’s initial Deferred Compensation Period), and the Participant shall immediately upon such separation from service forfeit the remaining portions of his or her Deferred Interest Bearing Account and Phantom Stock Account.

(b)	In the event the new Participant separates from service for any reason other than death or disability after his or her initial Deferred Compensation Period but before the end of his or her second Deferred Compensation Period, such Participant shall be entitled to receive, in the form and at the time provided in this Article IV, a pro rata portion of the amounts credited to the Participant’s Deferred Interest Bearing Account and Phantom Stock Account for his or her second Deferred Compensation Period (adjusted for earnings and losses on such pro rata portion through the Valuation Date immediately preceding the date of the Participant’s separation from service) based upon the number of full months the Participant served as a member of the Board during such second Deferred Compensation Period relative to twelve (12) months, and the Participant shall immediately upon such separation from service forfeit the remaining portion credited to the Participant’s Deferred Interest Bearing Account and Phantom Stock Account (and earnings and losses on such remaining portion) for his or her second Deferred Compensation Period.

10. Paragraph (a) of Section 5.1 is deleted and replaced with the following new paragraph (a):

(a)	Each election made by a Participant to defer compensation under the Plan (i) shall take the form of a written document (provided by the Company) signed by the Participant and filed with the Committee, (ii) shall, subject to paragraph (b) below, designate the Deferred Compensation Period for which deferral is elected, the account to which such deferral shall be credited (in the case of Cash Compensation), the period of deferral and the form and manner of payment, (iii) shall only apply to Cash Compensation payable or Restricted Stock otherwise to be awarded for services performed in the immediately following Deferred Compensation Period and (iv) shall become irrevocable for a Deferred Compensation Period on the applicable deferral election deadline set forth in Section 5.1(c).

11. The following sentence is added to the end of Section 5.1(b):

The election set forth in the immediately preceding sentence was provided in reliance on IRS Notice 2005-1, Q&A -19(c).

12. The following sentence is added to the end of Section 5.1(c):

The election set forth in the first sentence of this Section 5.1(c) was provided in reliance on IRS Notice 2005-1, Q&A-21.

13. Effective January 1, 2006, the third sentence of Section 5.1(c) is deleted and replaced with the following sentence:

In the case of a person who becomes an Eligible Director during a Deferred Compensation Period and who was not previously an employee of the Company, such person’s initial date of eligibility to participate in the Plan shall be the date of the regularly scheduled Board meeting immediately following the person’s appointment or election to the Board and the deadline for such person to file an election under Section 5.1(a) for the remainder of that Deferred Compensation Period shall be the date that is thirty (30) days from such date of initial eligibility provided that such election shall only apply to Cash Compensation that is earned and is payable (and, if permitted by the Committee under Section 3.2(b), Restricted Stock that is earned and would otherwise have been awarded) for services performed by such person after the date of the election.

14. The changes made by this Amendment are effective as of January 1, 2005 except where specified otherwise.

IN WITNESS WHEREOF, this Amendment One is signed this 20th day of December, 2006.

THE BOARD OF DIRECTORS AND THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS OF ELECTRONIC DATA SYSTEMS CORPORATION

For the Board and the Committee, as applicable

/S/ M. E. PAOLUCCI
Michael E. Paolucci, Vice President,
Global Compensation and Benefits of
Electronic Data Systems Corporation